Exhibit 10.4

RETIREE POST-RETIREMENT AGREEMENT

This Agreement, dated as of March 1, 2026, is by and between PACKAGING CORPORATION OF AMERICA, having its principal place of business at 1 N. Field Court, Lake Forest, Illinois 60045 (together with its consolidated subsidiaries, “PCA”), and Robert Mundy (“Retiree”).

WHEREAS, Retiree will retire as Special Advisor of PCA effective March 1, 2026 (the “Retirement Date”).

WHEREAS, PCA desires that Retiree agree to non-competition, non-solicitation and certain other covenants; and

WHEREAS, PCA will provide for acceleration of certain equity awards notwithstanding Retiree’s separation from service with PCA subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree:

1.	Cooperation.

a.

Retiree shall cooperate as requested by PCA as to legal or other matters involving PCA arising out of Retiree’s previous employment with PCA, subject to reimbursement by PCA of reasonable expenses incurred by Retiree in connection with such cooperation. PCA is not aware of any such matters at this time, but the parties acknowledge that such matters may arise or otherwise become known to PCA after the Retirement Date.

2. Reserved.

3. Termination. It is hereby understood that Retiree’s termination of employment is a voluntary retirement and, subject to Section 18, shall be determined to be a Retirement for purposes of the Amended and Restated Long-Term Equity Incentive Plan and other PCA health, welfare and retirement plans.

4. 2026 Incentive Award; Vesting of Restricted Stock; Rescission of Benefit.

(a) Retiree shall be not be paid any incentive award pursuant to the Executive Incentive Compensation Plan for 2026.

(b) Subject to the execution, delivery and performance of this Agreement and the accompanying release (the “Release”) by Retiree, PCA’s board of directors has agreed: (i) to vest on the Retirement Date 9,928 shares of restricted stock (the “Stock”) that were awarded to Retiree in 2023 and 2024; (ii) vest and pay out all Performance Unit awards held by Retiree on the originally scheduled dates provided for in the award agreements in accordance with the terms of such awards, which, for the avoidance of doubt, include 3,900 TSR performance units awarded in 2024 and 9,928 ROIC performance units awarded in 2023 and 2024. If a Change of Control shall occur prior to an applicable vesting date for any Performance Unit, such Performance Unit shall vest and pay out upon such Change in Control without regard to any Replacement Award provision included in the Performance Award Agreement relating to such Performance Unit. No Performance Unit will vest as a result of a Disability prior to a scheduled vesting date, and in the case of a Disability, such Performance Units will continue to vest as scheduled subject to the terms and conditions of the Performance Units and as provided above. But for this Agreement, Retiree would have forfeited all of this Stock and such Performance Units. This is a unique and substantial benefit, in addition to the other consideration provided to Retiree in this Agreement.

(c) If at any time prior to the expiration of the Noncompete Period, Retiree violates any of paragraphs 8-11 of this Agreement, then within 10 days of any PCA demand, Retiree shall: (i) transfer to PCA a number of shares of PCA stock equal to the number of shares of restricted stock vested and shares of PCA stock paid out to Retiree pursuant to Paragraph 4(b) hereof, without regard to whether Retiree continues to own or control such shares of stock and (ii) forfeit any subsequent vesting and payout of Performance Units that have not vested and paid out prior to the time of such violation. Retiree shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. Upon a showing satisfactory to PCA that the forfeiture provided for in this Paragraph 4(c) exceeds the actual benefits received by Retiree (as measured by the gross proceeds Retiree received upon a sale of some or all of the Stock after the Paragraph 4(b) vesting and/or payout), the forfeiture shall be limited to such actual benefit received by Retiree.

5. Other Benefits and Plans. Subject to Section 18 hereof: (i) Retiree shall be paid out all accrued vacation and receive all benefits accrued through the Retirement Date under PCA’s retirement, health and welfare plans, in accordance with the terms of such plans; and (ii) such benefits will be paid according to the terms of those plans.

6. No Benefits. PCA and Retiree agree that the remuneration provided for above shall constitute the total compensation due for performance hereunder after the Retirement Date and that no employee benefits of any kind will be provided except as due Retiree as a result of prior service as a PCA employee under PCA’s plans in which Retiree participated. Retiree will not accrue additional benefits or service time as a result of the performance of this Agreement.

7. Term. The term of this Agreement shall commence on the Retirement Date and shall continue in full force and effect until December 31, 2028. The covenants set forth in Sections 4 and 8 through 18 shall survive the termination of this Agreement.

8. Confidential Information. Retiree acknowledges that the non-public information, observations and data (including without limitation know-how, research plans, accounting information, distribution and sales methods and systems, manufacturing methods and systems, sales and profit figures, margins, technical information, marketing and sales plans and strategies, cost and pricing structures, and manufacturing techniques of PCA) (each of which constitute confidential information and/or trade secrets) disclosed or otherwise revealed to Retiree, discovered or otherwise obtained by Retiree, or of which Retiree has become or becomes aware, directly or indirectly, while employed or otherwise acting for PCA, whether prior to the date of this Agreement as an employee, pursuant to this Agreement or otherwise (all of the foregoing being collectively, “Confidential Information”) are the property of PCA, and Retiree agrees that PCA has a protectable interest in such Confidential Information. Therefore, Retiree agrees that (s)he shall not disclose to any person or use for his/her own purposes any Confidential Information without the prior written consent of PCA, unless and only to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Retiree’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Retiree shall give advance written notice of such requirement to PCA as soon as practicable under the circumstances to enable PCA to seek an appropriate protective order or confidential treatment). Retiree shall deliver to PCA at any time that PCA may reasonably request (a) any Confidential Information that (s)he possesses, in whatever form and in whatever medium, and (b) any Work Product (as defined below) which (s)he may then possess or have under his/her control. PCA hereby discloses to Retiree that the Federal Defend Trade Secrets Act provides that Retiree may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, if Retiree files a lawsuit for retaliation by PCA for reporting a suspected violation of law, Retiree may disclose the trade secret(s) to Retiree’s attorney and use the trade secret information in the court proceeding if Retiree (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret except pursuant to court order.

This Section 8 shall survive the termination of this Agreement.

9. Work Product.

(a) Retiree hereby assigns to PCA all right, title and interest in and to all inventions, developments, methods, process, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) were conceived, reduced to practice, developed or made by Retiree while employed by PCA or as a result of, and in the course of providing, the services provided hereunder and (b) that either (i) relate to PCA’s business or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of PCA (including but not limited to, any intellectual property rights) (“Work Product”). All Work Product prepared by Retiree shall be deemed to have been prepared for PCA and shall be considered as works for hire and all rights and the copyrights therefor shall be owned by PCA. Retiree hereby assigns to PCA all rights, titles and interests in and to said copyrights in the United States of America and elsewhere, including registration and publication rights, rights to create derivative works and all other rights which are incident to copyright ownership.

(b) In the event any court holds such Work Product not to be works for hire, Retiree shall assign such creative works to PCA, at its request, in consideration of the fees and other consideration paid to Retiree hereunder. Retiree shall promptly at PCA’s sole cost and expense perform all actions reasonably requested by PCA to establish and confirm PCA’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments). This Section 9(b) shall survive the termination of this Agreement.

10. Noncompetition. Retiree agrees that, for the period commencing on the Retirement Date and ending on February 28, 2028 (the “Noncompete Period”), (s)he shall not, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in the business of manufacturing, marketing, designing, distributing or selling containerboard (including, without limitation, linerboard and corrugating medium); corrugated containers, displays or products; or uncoated freesheet paper (collectively, and each individually, being the “Business”) or any business competitive with the Business, whether as a general or limited partner, proprietor, common or preferred equity holder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Retiree acknowledges that PCA plans to conduct the Business internationally and agrees that the provisions in this Section 10 shall operate throughout the world. Nothing in this Section 10 shall prohibit Retiree from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the Business, so long as Retiree has no active participation in the business of such company.

11. Non-Solicitation; Non-Disparagement. During the Noncompete Period, Retiree shall not directly or indirectly through another entity:

(a) induce, solicit, or encourage any prospective or current customer, supplier, licensee, licensor, broker, sales agent, franchisee, vendor, or other business relation of PCA to cease doing business, in whole or in part, with PCA;

(b) encourage, contact, or attempt to induce any employees of PCA to terminate his or her employment relationship in order to become employed or otherwise affiliated with another entity; or

(c) make any statements or engage in any actions which would disparage, denigrate or interfere with PCA or its officers, directors or employees, or which could damage, harm or interfere with their reputation, business relationships or standing with the public, vendors, customers, clients and/or employees.

12. Enforcement. If, at the time of enforcement of any of Sections 8 through 11, a court of competent jurisdiction shall hold that the period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The parties hereto acknowledge and agree that Retiree has had access to Confidential Information and Work Product, that the provisions of Sections 8 through 11 are necessary, reasonable and appropriate for the business interests of PCA, that irreparable injury will result to PCA if Retiree breaches any of the provisions of Sections 8 through 11 and that money damages would not be an adequate remedy therefor and that PCA will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, in addition to other rights and remedies existing in its favor, PCA shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages). Nothing contained herein shall be construed as prohibiting PCA or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

13. Retiree’s Representations and Acknowledgements. Retiree hereby represents and warrants to PCA that (i) Retiree is not a party to or bound by any employment agreement, noncompete agreement, nonsolicitation agreement or confidentiality agreement with any person other than PCA, and (ii) this Agreement constitutes the valid and binding obligation of Retiree, enforceable against Retiree in accordance with its terms. Retiree hereby acknowledges and represents that Retiree fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Retiree. Retiree expressly agrees and acknowledges that the restrictions contained in Sections 8 through 11 do not preclude Retiree from earning a livelihood, nor do they unreasonably impose limitations on Retiree’s ability to earn a living. Retiree acknowledges that (s)he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Retiree by this Agreement, and is in full accord as to the necessity of such restraints. Retiree expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed if delivered personally or by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(i)   To PCA:

Packaging Corporation of America

1 N. Field Court

Lake Forest, IL 60045

Attention: General Counsel

with a copy to: Chief Financial Officer

Facsimile No: 847-482-2194

(ii)   To Retiree:

The address on file with PCA

15. Assignment. This Agreement and the rights and responsibilities hereunder shall not be assigned or delegated by either party without the prior written consent of the other party; provided, however, that PCA shall have the right, without the prior written consent of Retiree, to assign and transfer its rights under that Agreement to any of its affiliates or any purchaser who acquires all or a substantial part of the assets of its business or capital stock.

16. Entire Agreement. This Agreement and the accompanying Release constitutes the complete and only Agreement between the parties relating to the subject matter hereof and all prior agreements relating to the subject matter hereof are merged into this Agreement. No amendment or modification of the Agreement between the parties hereto shall be of effect or enforceable unless stated in writing and signed by Retiree and an officer of PCA.

17. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Illinois without regard to its conflict of laws principles. Jurisdiction and venue with regard to any suit in connection with this Agreement shall reside solely and exclusively in the state courts of Lake County, Illinois, or in the United States District Court for the Northern District of Illinois, Eastern Division; and Retiree consents to the assertion of personal jurisdiction over Retiree with respect to any such suit.

18. Section 409A Compliance. It is the intention that this Agreement conform and be administered in all respects in a manner that complies with Section 409A of the Internal Revenue Code (together with all rules and regulations thereunder, “Section 409A”); provided, however, that PCA does not make any representations or guarantees of the tax treatment of any amount paid or described under Section 409A or otherwise.

Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder or otherwise described herein is subject to Section 409A, (ii) such payment is to be paid on account of the Retiree’s separation from service (within the meaning of Section 409A) and (iii) Retiree is a “specified employee” (within the meaning of Section 409A), then such payment shall be delayed, if necessary, until the first day of the seventh month following Retiree’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A and that are payable on account of a separation from service, the determination of whether Retiree has had a separation from service shall be determined in accordance with Section 409A.

IN WITNESS HEREOF, the parties have signed and delivered this Agreement on the date first above written.

Packaging Corporation of America	Retiree:

/s/ Halane Young	/s/ Robert Mundy

Name: Halane Young

Title: Vice President and Chief Human Resources Officer

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